AUTOMATIC MONTHLY RENEWABLE TERM AGREEMENT

Effective April 1, 1999

between

FORTIS BENEFITS INSURANCE COMPANY
St. Paul, MN
(Ceding Company)

and

AMERICAN UNITED LIFE INSURANCE COMPANY

Indianapolis, Indiana

ARTICLES

EXHIBITS

EXHIBIT A - Reinsurance Administration
1. Method of Reinsurance
2. Calculation of Net Amount of Reinsurance
3. Method of Administration

EXHIBIT B - Reinsurance Details
1. Reinsurance Coverage
2. Maximum Amount of Reinsurance
3. ADB Issue and Participation
4. Minimum Amount of Reinsurance
5. Premium Taxes, Policy Loans & Dividends
6. In Force Period

EXHIBIT C - Reinsurance Premiums
1. Plan(s)/Rider(s) Covered, Premiums & Multiples (allowances)
2. Supplemental Benefits
3. Flat Extras
4. Conversions

EXHIBIT D - Retention Limits of Ceding Company
1. Life
2. WPD
3. ADB

EXHIBIT E - Conditional Receipt

EXHIBIT F - Jumbo Risks

EXHIBIT G - Binding Limits
1. Life
2. WPD
3. ADB

AUTOMATIC MONTHLY RENEWABLE TERM AGREEMENT

between

FORTIS BENEFITS INSURANCE COMPANY
St. Paul, MN
(Ceding Company)

and

AMERICAN UNITED LIFE INSURANCE COMPANY

Indianapolis, Indiana
(AUL)

ARTICLE I

AUTOMATIC REINSURANCE

The Ceding Company will cede and AUL will automatically accept reinsurance of coverage on risks described in Exhibit C and written by the Ceding Company, provided that,

1.                                       the aggregate amount automatically reinsured with AUL on any risk does not exceed the maximums set out in Exhibit G;

2.                                       the risk is a resident of the United States, a U.S. Protectorate, or Canada, is classified in accordance with the Ceding Company’s normal individual underwriting practices, and is not a Jumbo Risk as defined in Exhibit F;

3.                                       [Redacted]

4.                                       the Ceding Company has retained its maximum available retention as shown in Exhibit D at the time reinsurance is required on the risk;

5.                                       the risk has not been admitted to any reinsurer for facultative consideration.

ARTICLE II

FACULTATIVE REINSURANCE

The Ceding Company may submit to AUL for facultative consideration any risks written on the plans of reinsurance set out in Exhibit C. The procedure for submitting facultative reinsurance is described under Exhibit A.

ARTICLE III

LIABILITY OF AUL

The liability of AUL for reinsurance ceded under this Agreement is as follows:

1.                                       For automatic reinsurance, AUL’s liability will begin and end simultaneously with that of the Ceding Company.

2.                                       For facultative submission, AUL’s liability will commence only after an offer to reinsure has been made by AUL and accepted by the Ceding Company.

3.                                       The liability of AUL under a conditional receipt risk will be as defined in Exhibit E.

Reinsurance will continue in force as long as the Ceding Company is liable and will cease at the same time the liability of the Ceding Company terminates, except as otherwise provided in Articles VII and X of this Agreement. The payment of reinsurance premiums will be a condition precedent to the continuing liability of AUL for reinsurance covered under this Agreement.

If any reinsurance premium is not paid when due, AUL will have the right to terminate the reinsurance by giving written notice to the Ceding Company. If the overdue premiums are not paid before the termination date designated in the written notice, coverage will terminate under all reinsurance on which premiums remain unpaid.

ARTICLE IV

CURRENCY

All monetary transactions arising from the operation of this Agreement will be conducted using United States currency.

ARTICLE V

EXPENSES

The Ceding Company will bear the expense of all medical examinations, inspection reports and all other charges incurred in connection with the issue and maintenance of its policies.

ARTICLE VI

APPLICATIONS, POLICY FORMS AND RATE BOOKS

The Ceding Company agrees to furnish AUL with copies of all its applications, policy forms (including supplementary agreements), rate books, premiums and any other forms or tables needed for proper administration of reinsurance under this agreement.

If the Ceding Company is not a member of the Medical Information Bureau, Inc. (MIB), the Ceding Company will also furnish AUL copies of its Prenotice and Authorization forms.

Any changes in the above mentioned forms will be promptly submitted to AUL.

ARTICLE VII

REINSTATEMENT OF LAPSED COVERAGE

If any policy reinsured with AUL lapses and is subsequently reinstated under the Ceding Company’s regular rules, the reinsurance will be automatically reinstated upon receipt by AUL of written notice of the reinstatement. The Ceding Company will pay all reinsurance premiums in arrears for the same period the Ceding Company received premiums in arrears under its policy.

ARTICLE VIII

CHANGE OF ORIGINAL POLICY

Reinsurance effected under this Agreement will be maintained in force so long as the amount of insurance carried by the Ceding Company is in force either continuously, by reinstatement, by substitution, by conversion, or by the operation of a nonforfeiture option, except as follows:

Reduction and Termination - If the face amount of any in force insurance with the Ceding Company on any particular life is reduced, a corresponding reduction will apply to reduce any in force reinsurance on the life such that the amount retained by the Ceding Company will be the same as at the time reinsurance was originally ceded on the risk. If there is more than one insurance policy on the life, the reduction will apply first to any reinsurance on the policy being reduced, and then, on a chronological basis, to any reinsurance on the other in force policies on the life.

If the reinsurance on any particular policy has been ceded to more than one reinsurer, the reduction in the reinsurance with AUL on such policy will be in proportion to the amounts originally ceded to each reinsurer.

Conversions - In the event any policy reinsured hereunder is converted in accordance with its provisions, reinsurance will continue under the terms described in Exhibit C.

ARTICLE IX

CHANGES IN RETENTION LIMITS

In the event the Ceding Company changes its limits of retention, prompt written notice will be given to AUL advising of the new standard and substandard retention limits and the effective date of such changes.

ARTICLE X

RECAPTURE OF REINSURANCE

In the event the Ceding Company has increased its limits of retention, it may reduce reinsurance effected under this Agreement by giving written notice to AUL of its desire to initiate a recapture program, subject to the following restrictions:

1.                                       A mutually agreed to beginning date of recapture will be established. The beginning date of recapture may be any date on or following the date of notification by the Ceding Company of its intention to initiate a recapture program.

2.                                       Reduction of reinsurance will take effect on the later of (i) the anniversary of such reinsurance on or next following the beginning date of recapture and (ii) the anniversary such reinsurance meets the in force requirements set out in Exhibit B. However, reinsurance of additional benefits will be eligible for recapture as of the date the corresponding Life reinsurance is eligible for recapture, regardless of the beginning effective date of such benefits.

If the additional benefits were ceded without any accompanying life reinsurance, then recapture will take place on the policy anniversary on or next following the beginning date of recapture.

3.                                       No reduction may be made in reinsurance on any individual policy unless the Ceding Company retained its applicable limit of retention on the life at the time of issue.

4.                                       Reduction in reinsurance will be for an amount which, when added to the proportionate reduction of recapturable reinsurance with other reinsurers on the same life, will increase the Ceding Company’s retention to its new limit of retention for the age of issue and rating of the last policy issued on the life.

5.                                       If any reduction is made in reinsurance then all recapturable reinsurance effected under this Agreement must be similarly reduced.

6.                                       If the risk, at the time of recapture is an active claim for waiver of premium disability, the life risk will be considered eligible for recapture. The waiver of premium reinsurance will remain in force until such time as the policy is returned to a premium paying status, at which time it, too, will be recaptured.

If the Ceding Company overlooks any reduction or termination of reinsurance, subsequent acceptance of reinsurance premiums by AUL will not create a liability to AUL except for the refund of the unearned reinsurance premiums received.

If there is in force reinsurance on policies issued under a Guaranteed Insurability Option, the Ceding Company may elect to include these policies in any particular recapture program. However, if the election is applied to any single in force Option Policy, it must be applied to all in force Option Policies to the same extent as is provided in the above restrictions.

ARTICLE XI

CLAIMS

AUL will be given prompt notice of any claim made against the Ceding Company on a policy reinsured hereunder. The Ceding Company will submit copies of all proofs of loss or other documents bearing on such claims to AUL.

The Ceding Company will have full authority to determine liability on any such claim, except that AUL reserves the right of claim approval where the Ceding Company has not maintained its maximum applicable Life retention on the risk. The same will apply to any Accidental Death Benefit reinsurance involved.

AUL reserves the right of review and consultation prior to any admission of liability or payment on a reinsured claim, if death occurs during the contestable period of the benefit reinsured.

AUL will make one lump sum payment under its reinsurance for all covered losses, regardless of the mode of settlement effected under the reinsured risk by the Ceding Company. Such settlement will include the net reinsurance liability and AUL’s proportionate share (based on the net amount at risk of each) of related claim expenses. Related claim expenses include, but may not be limited to, fees and expenses of third parties utilized by the Ceding Company in connection with the claim investigation and interest paid on the proceeds by the Ceding Company. They are not, however, compensation of the Ceding Company’s salaried officers and employees in following normal claim procedures or expenses resulting from disputes over the entitlement to benefits.

The Ceding Company will immediately notify AUL of its intention to contest or compromise a claim involving reinsurance. If AUL does not consent to the contest or compromise, the full amount of reinsurance will be paid to the Ceding Company, and will absolve AUL of any further liability under said claim.

In the event that AUL consents in writing to the contest or compromise of any claim, it will share proportionately in any reduction to the amount of net liability among the Ceding Company, AUL, and any other consenting reinsurers involved as to the claim.

In the event of any adjustment in the amount of any claim due to misstatement of age, sex or smoking habits of the insured, the reinsurance will be reissued as of the original policy date with the correct age, sex or smoking status. AUL and the Ceding Company will participate in such increase or decrease in proportion to the amount retained by the Ceding Company and reinsured by AUL prior to the adjustment. A corresponding adjustment in reinsurance premiums will be made.

If a claim is approved for waiver of premium benefit, the Company will continue to pay the premium for reinsurance, and AUL, will pay its pro-rata portion of the premium waived on the original policy, including the premium for benefits that remain in effect during disability.

ARTICLE XII

OVERSIGHT

If, unintentionally and through error, oversight or misunderstanding, either AUL or the Ceding Company fails to comply with the terms of this Agreement, and if, upon discovery by one of such failure the other is immediately notified, both companies will be restored to the position they would have occupied had no such error, oversight, or misunderstanding occurred.

ARTICLE XIII

INSOLVENCY

In the event of insolvency of the Ceding Company, the Reinsurance will be payable by AUL directly to the Ceding Company or its liquidator, receiver, or statutory successor. This payment will be made on the basis of the liability of the Ceding Company under the policy or policies reinsured without decrease because of the insolvency of the Ceding Company. It is agreed, however, that the liquidator, receiver, or statutory successor of the insolvent Ceding Company will give written notice to AUL of the pendency of a claim against the insolvent Ceding Company on the policy reinsured. This notification should be given within a reasonable time after such claim is filed in the insolvency proceedings. During the pendency of such claim, AUL may investigate such claim and interpose, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Ceding Company, its liquidator, receiver, or statutory successor. The expense thus incurred by AUL will be chargeable, subject to court approval, against the insolvent Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by AUL.

Where two or more insuring companies involved in the same claim and a majority in interest elect to interpose defense to such claim, AUL’s share of the expense thus incurred will be determined in accordance with the terms of this Agreement as though such expense had been incurred by the Ceding Company.

In the event that the Insurance Department of the state of domicile of AUL declares AUL insolvent, then the Ceding Company will have the right to cancel all reinsurance ceded by the Ceding Company to AUL under this Agreement. The Ceding Company will give 90 days written notice to AUL and recapture will be subject to payment of a mutually agreed upon recapture charge.

ARTICLE XIV

PERFORMANCE OBLIGATIONS

In the event of AUL’s non-performance as set out below, the Ceding Company will have the right to cancel and recapture all reinsurance then in force under this Agreement. The Ceding Company will give 90 days advance, written notice to AUL, and said recapture will be subject to payment of mutually agreed upon recapture charge.

AUL’ s non-performance will occur when:

a.                                      undisputed benefits or expenses as defined in Article XI remain unpaid 90 days after the Ceding Company’s demand for payment;

b.                                      the Ceding Company is prohibited from taking reserve credit for reinsurance in force under this Agreement;

c.                                       undisputed premium refunds remain unpaid 90 days after becoming due; or

d.                                      required statutory reporting is not completed and forwarded in a timely manner.

ARTICLE XV

ARBITRATION

It is the intention of AUL and the Ceding Company that the customs and practices of the insurance and reinsurance industry in the United States will be given full effect in the operation and interpretation of this Agreement. AUL and the Ceding Company agree to act in all thing with the highest good faith. However, if any claim dispute or controversy concerning questions of fact or law arising out of or related to this Agreement or its performance, operation, breach, continuation or termination cannot be mutually resolved, AUL and the Ceding Company agree that such claim, dispute or controversy will be resolved by arbitration. The arbitration will be governed by the Law of Indiana and its Uniform Arbitration Act.

The court of arbitration will be held in Indianapolis, Indiana, and will consist of three arbitrators who must be officers of life insurance companies other than the parties to this Agreement or their affiliates or subsidiaries. Within thirty (30) days after receipt of a demand for arbitration, each party will designate its arbitrator. These two arbitrators will then select the third within thirty (30) days. Should these two arbitrators be unable to agree upon a third, they will compile a list of three candidates. From those candidates, the Ceding Company and AUL will strike one candidate each. The remaining candidate will serve as the third arbitrator. This process should be completed within thirty (30) days after the list is compiled.

The arbitrators are empowered to resolve all questions or issues presented to the panel and will be free to reach their decision without strict interpretation of applicable law. The formal rules of evidence need not apply, at the arbitrators’ discretion, to the outcome of the hearing. All arbitrators will participate in the deliberations and decision on any matter will be by a majority of the arbitrators. The final decision of the arbitration panel will be submitted in writing, in such form as the arbitrators determine, within sixty (60) days after the conclusion of the arbitration hearing. The decision of the arbitrators will be final.

All costs of the arbitration proceeding will be borne equally by the parties, unless the arbitration panel orders otherwise. All parties agree to keep confidential all information and circumstances arising out of the arbitration.

ARTICLE XVI

INSPECTION OF RECORDS

AUL will have the right at all reasonable times to inspect all book and papers at the office of the Ceding Company relating to the reinsurance effected under this Agreement.

ARTICLE XVII

CONFIDENTIALITY

Neither AUL nor the Ceding Company will disclose any confidential or proprietary information or materials, provided as a result of this Agreement, to any person or organization who is not authorized to review the information or materials as a part of the normal conduct of their business or as required by law.

ARTICLE XVIII

PARTIES TO THE AGREEMENT

This Agreement is one for indemnity reinsurance and is made solely between the Ceding Company and the Pool Reinsurer. Acceptance of reinsurance hereunder will create no right or legal relation whatever between the Pool Reinsurer and the insured, owner, or beneficiary of any insurance policy or contract of the Ceding Company.

ARTICLE XIX

ENTIRE AGREEMENT

This Agreement will constitute the entire Agreement between the Ceding Company and AUL with respect to business reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement.

Any change or modification to the Agreement will be null and void unless made by Amendment to the Agreement and signed by both the Ceding Company and AUL.

Any waiver will constitute a waiver only in the circumstances for which it was given and will not be a waiver of any future circumstance.

ARTICLE XX

ASSIGNMENT OR TRANSFER

Neither this Agreement nor any new or in force reinsurance under this Agreement, may be sold, assigned or transferred in whole or part by either the Ceding Company or AUL without the prior written approval of the other party. The Ceding Company and AUL reserve the right at their option, to terminate their liability for in force reinsurance, if written approval is not obtained.

ARTICLE XXI

DAC TAX

The Ceding Company and AUL hereby agree to comply with section 1.848-2(g)(8) of the Income Tax Regulations issued December 1992, under Section 848 of the Internal Revenue Code of 1986.

The Parties hereby elect under Regulation 1.848-2(g)(8) to compute “specified policy acquisition expenses”, as defined in Section 848(c)(1) of the Internal Revenue Code, in the following manner:

The Party with net positive consideration as determined under Regulation 1.484-2(f) and Regulation 1.848-3 will compute specified policy acquisition expense without regard to the general deductions limitation of Section 848(c)(1) for each taxable year.

The Parties will exchange information pertaining to the aggregate amount of new consideration as determined under Regulations 1.848-2(f) and 1.848-3, for all Reinsurance Agreements in force between them, to insure consistency for purposes of computing specified policy acquisition expenses. AUL will provide the Ceding Company with the amount of such net consideration for each taxable year no later than April 1 following the end of such year. The Ceding Company will advise AUL if it disagrees with the amounts provided and the Parties agree to amicably resolve any difference. The amounts by AUL will be presumed correct if it does not receive a response from the Ceding Company by April 30 or thirty days after delivery, whichever is later.

AUL and the Ceding Company agree and warrant that each is subject to U.S. taxation under Sub-chapter “L” of the Internal Revenue Code. Any party which has a change in its taxpaying status will promptly report the change to the other party.

ARTICLE XXII

DURATION OF AGREEMENT

The provisions of this Agreement will be effective for reinsurance of coverage written by the Ceding Company on the plan(s) of insurance listed in Exhibit C with application dates falling on and after April 1, 1999.

This Agreement will be unlimited as to its duration, but may be terminated at any time for purposes of new business by either party giving ninety (90) days written notice of termination. AUL will continue to accept reinsurance during the ninety (90) days and will remain liable on all existing reinsurance under this Agreement until such reinsurance is terminated in accordance with the terms of this Agreement.

ENDORSEMENT PAGE

This Agreement is executed in duplicate by officers of the Ceding Company and AUL indicated below:

FORTIS BENEFITS INSURANCE COMPANY		AMERICAN UNITED LIFE INSURANCE COMPANY

By:	/s/ [ILLEGIBLE]	By:	/s/ Charles D. Lineback

Charles D. Lineback,
Title:	[ILLEGIBLE]	Senior Vice President, Reinsurance

ATTEST:	/s/ [ILLEGIBLE]	ATTEST:	/s/ Michael D. Barnett
Michael D. Barnett,
Title:	[ILLEGIBLE]	Vice President
Reinsurance Administration

Date Signed:	6/24/1999	Date Signed:	9-28-1999

Prepared by:	Sheila Jackson

Reviewed by:	/s/ [ILLEGIBLE]

REINSURANCE ADMINISTRATION

1.                                       Method of Reinsurance:

Subject to the limits outlined in Exhibit B, the plan used for Life reinsurance will be Monthly Renewable Term.

2.                                       Calculation of the Net Amount of Reinsurance

[Redacted]

3.                                       Method of Administration:

The Ceding Company will report to AUL all risks reinsured hereunder by the preparation and submission to AUL of a monthly Statement. The statement shall include, but not be limited to, the information shown in Attachment 1.

The Ceding Company may request facultative consideration on any risk written by the Ceding Company on the plans of insurance set out in Exhibit B, by mailing to AUL a Reinsurance Application Form (Attachment 3) properly completed as facultative. Along with reinsurance application, the Ceding Company shall forward copies of its application, medical examination, inspection report, and all other pertinent information. AUL will give the application for reinsurance its prompt consideration and communicate its decision on the risk to the Ceding Company. For risks facultatively reinsured hereunder, the Ceding Company shall also mail to AUL a completed Formal Reinsurance Cession, (Attachment 3), along with copies of all pertinent papers which have not previously been submitted to AUL.

Effective April 1, 1999
EXHIBIT A

The Ceding Company will compute the net amount reinsurance premium and report same to AUL by means of a Monthly Statement that is in substantial accord with Attachment 2 of this Agreement. Reinsurance premiums shall be reported and paid by the Ceding Company within thirty (30) working days after the reporting of such statement.

REINSURANCE DETAILS

1.                                       Reinsurance Coverage: Reinsurance will be for risks whose surnames begin with the letter (“A” through “Z” ) for the plan(s) as shown in Exhibit C.

2.                                       Maximum Amount of Life Reinsurance:

[Redacted]

3.                                       Minimum Amount of Reinsurance:

[Redacted]

4.                                       Premium Taxes, Policy Loans and Dividends: The Ceding Company will bear the expense of all premium taxes incurred in connection with its policies.

AUL will not participate in any policy loans or reimburse any dividend payments that are made by the Ceding Company under the provisions of any policy reinsured hereunder.

5.                                       Deficiency Reserves: Should the Ceding Company be required under the statutes or regulations of any State to establish a deficiency reserve on any policy reinsured hereunder, the entire amount of such a reserve, including that pertaining to the portion of the policy reinsured, will be established and held by the Ceding Company.

6.                                       In Force Period: No reinsurance ceded hereunder will be eligible for recapture until it has been in force with AUL for at least ten (10) years.

Effective Date April 1, 1999
EXHIBIT B

REINSURANCE PREMIUMS

1.                                       Premiums, Multiples, Plan(s) and/or Rider(s) Covered:

Wall Street Series Variable Universal Life

Effective Date April 1, 1999
EXHIBIT C

2.                                       [Redacted]

3.                                       [Redacted]

4.                                       Conversions:

In the event a reinsured policy is converted to another plan, it is intended that reinsurance continue with AUL. The normal basis for continuing such reinsurance will be YRT, using the Ceding Company’s then current new business reinsurance YRT rate scale. The issue age and duration will be measured from the original effective date of reinsurance. Recapture will be allowed after ten years, again being measured from, the original reinsurance.

RETENTIONS OF CEDING COMPANY

LIFE

[Redacted]

DISABILITY

[Redacted]

ACCIDENTAL DEATH

[Redacted]

Effective Date April 1, 1999

EXHIBIT D

CONDITIONAL RECEIPT

This reinsurance agreement does not provide for coverage of conditional receipt liability incurred by the Ceding Company.

No liability will be reinsured by AUL unless AUL has approved the conditional receipt in writing.

Effective Date April 1, 1999

EXHIBIT E

JUMBO RISK

[Redacted]

Effective Date April 1, 1999

EXHIBIT F

MAXIMUM AGGREGATE AMOUNT OF AUTOMATIC CESSION TO AUL

DISABILITY

[Redacted]

ACCIDENTAL DEATH

[Redacted]

Effective Date April 1, 1999
EXHIBIT G

AMENDMENT No. 2

to the

AUTOMATIC MRT REINSURANCE AGREEMENT DATED APRIL 1, 1999

between

HARTFORD LIFE & ANNUITY INSURANCE COMPANY
(formerly Fortis Benefits Insurance Company)
St. Paul, Minnesota
(Ceding Company)

and

AMERICAN UNITED LIFE INSURANCE COMPANY
Indianapolis, Indiana
(AUL)

Effective April 1, 1999

It is understood and agreed by the parties hereto that on and after the Effective Date of this Amendment the above mentioned Reinsurance Agreement shall be amended as follows:

This Amendment shall be a part of the above mentioned Reinsurance Agreement. All other terms and conditions of the Agreement not in conflict with this Amendment shall remain unchanged and shall be applicable hereto.

IN WITNESS WHEREOF the parties of this Amendment, each in its Home Office on the date indicated, have executed this Amendment in duplicate.

HARTFORD LIFE & ANNUITY INSURANCE COMPANY (formerly Fortis Benefits Insurance Company)		AMERICAN UNITED LIFE INSURANCE COMPANY

BY:	/s/ [illegible]	BY:	/s/ [illegible]
TITLE:	[illegible]	TITLE:	Vice President

ATTEST:	/s/ [illegible]	ATTEST:	/s/ [illegible]
TITLE:	Vice President	TITLE:	[illegible]

DATE SIGNED:	5/16/2005	DATE SIGNED:	June 23, 2005

MAXIMUM AGGREGATE AMOUNT OF AUTOMATIC CESSION TO AUL

DISABILITY

[Redacted]

ACCIDENTAL DEATH

[Redacted]

EXHIBIT G
Effective April, 1999

TIERING FACTORS

[Redacted]

AMENDMENT 3
Effective February 29, 2004

to the

Automatic Monthly Renewable Term Reinsurance Agreement Dated April 1, 1999

Between

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY
(formerly Fortis Benefits Insurance Company)
(“Ceding Company”)

and

AMERICAN UNITED LIFE INSURANCE COMPANY
(“Reinsurer”)

RECITALS

WHEREAS, Reinsurer currently reinsures Ceding Company’s plans or policies under the above referenced reinsurance agreement (“Agreement”); and

WHEREAS, Ceding Company ceded unscheduled, non-contractual increases (“Increases”) on reinsured policies as identified in the accompanying attachment; and

WHEREAS, the Agreement does not provide for such coverage; and

WHEREAS, Reinsurer has agreed to assume liability for the Increases from the effective date of such Increases through May 1, 2008; and

WHEREAS, Ceding Company paid reinsurance premium for the Increases and Reinsurer has fully earned such reinsurance premium for the Increases through May 1, 2008.

NOW, THEREFORE for good and valuable consideration, receipt of which is hereby acknowledged, Ceding Company and Reinsurer hereby agree as follows:

1.           The above recitals are true and accurate and incorporated herein.

2.           Article 3 is amended to include the following Section 4:

Hartford Life & Annuity

MRT Automatic 5-08 0051.003.000

Amendments #3 – Effective 2/29/2004

1

4.              The Reinsurer shall be liable for any and all claims on fully underwritten, non-contractual policy increases identified in Amendment 3 to the Agreement, from the Rider Effective Date through and including May 1, 2008. After May 1, 2008, the Reinsurer shall have no further liability for claims incurred on such policy increases.

3.           Except as herein amended, all other terms and conditions of this Agreement shall remain unchanged.

IN WITNESS WHEREOF the parties of this amendment, each in its Home Office on the date indicated, have executed this amendment in duplicate.

AMERICAN UNITED LIFE INSRUANCE COMPANY

By:	/s/ Terry Nicodemus	Attest:	/s/ Rick McWilliams

Name:	Terry Nicodemus	Name:	Rick McWilliams

Title:	Vice President	Title:	[ILLEGIBLE]

Date:	January 12, 2011	Date:	January 12, 2011

HARTFORD LIFE AND ANNUITY INSURANCE COMPANY (formerly Fortis Benefits Insurance Company)

By:	/s/ [ILLEGIBLE]	Attest:	/s/ [ILLEGIBLE]

Name:	[ILLEGIBLE]	Name:	Michael Roscoe, FSA, MAAA
Senior Vice President
Title:	[ILLEGIBLE]	Title:	Individual Life Product Management

Date:	2/14/2011	Date:	2/21/2011

2